Exhibit 23.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the incorporation by reference in the Registration Statement of Natural Health Trends Corp. on Form S-8 (333-210658) of our report dated March 27, 2018, with respect to our audit of the consolidated financial statements of Natural Health Trends Corp. as of December 31, 2017, and for the year then ended, and our report dated March 27, 2018 which included an adverse opinion with respect to our audit of the effectiveness of internal control over financial reporting of Natural Health Trends Corp. as of December 31, 2017, appearing in this Annual Report on Form 10-K of Natural Health Trends Corp. for the year ended December 31, 2017.

/s/ Marcum LLP

Marcum LLP
Chicago, IL
March 27, 2018